Exhibit 99.1 NEWS RELEASE

Richard G. Kyle Named to

The Timken Company’s Board of Directors

CANTON, Ohio: Nov. 19, 2013 – The Timken Company (NYSE: TKR; www.timken.com) announced the election of Richard G. Kyle, age 48, as a director of the company, for a term that expires at the company’s annual meeting in 2014. The election last Friday increased the size of the Timken board of directors to 13 members.

Kyle, who was appointed chief operating officer in September 2013, currently oversees all aspects of the Timken bearings and power transmission business including the aerospace, process and mobile industries segments. At the time of that appointment, the Timken board of directors indicated it expects Kyle to succeed current Timken President and CEO James W. Griffith when he retires from the company and the board in 2014.

“We are pleased to welcome Rich as a director, knowing that he well understands the complexity of the business and the world in which we operate,” said Chairman of the Board Ward J. Timken, Jr., in making the announcement on behalf of the board. “Rich brings to the board a wealth of experience and has demonstrated his ability to lead organizations through change and growth. His strong engineering and operational expertise as well as strategic perspective regarding acquisitions and optimizing value will serve the board well as we focus on organic and inorganic growth opportunities.”

Kyle began his career at Timken in 2006 as vice president of manufacturing and was named president of the aerospace and mobile industries segments in 2008. In 2012, Kyle was named group president of Timken, responsible for the aerospace and steel segments as well as the engineering and technology organization. Prior to Timken, Kyle held management positions with Cooper Industries and later was named vice president of operations for a division of Hubbell, Inc.

A native of Mishawaka, Ind., Kyle received a bachelor’s degree in mechanical engineering from Purdue University and earned a master of business administration degree in management from Northwestern University’s Kellogg Graduate School of Management. He also serves on the board of directors of the United Way of Greater Stark County.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes – as well as transmissions, gearboxes, chain, related products and services – support diversified markets worldwide. With sales of $5.0 billion in 2012 and approximately 20,000 people operating from 30 countries, Timken makes the world more productive and keeps industry in motion.

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Media Contact: Pat Carlson Global Media & Corporate Comm. 1835 Dueber Avenue, S.W. Canton, OH 44706-0927 U.S.A.	Investor Contact: Steve Tschiegg Director – Capital Markets & Investor Relations 1835 Dueber Avenue, S.W. Canton, OH 44706-0927 U.S.A.
Telephone: (330)471-3514 pat.carlson@timken.com	Telephone: (330)471-7446 steve.tschiegg@timken.com

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